Exhibit 10.1

VICTORY ELECTRONIC CIGARETTES, INC. 11335 APPLE DRIVE SPRING LAKE, MICHIGAN 49448 PHONE: 616 384-3021 WWW.VICTORYECIGSCOM

Sales and Consulting Agreement
between
Victory Electronic Cigarettes Corporation
and
E-Cig Acquisition Company LLC

This Sales and Consulting Agreement is made and entered into as of December 30, 2013 (the “Effective Date”) by and between Victory Electronic Cigarettes Corporation, a Nevada corporation having its principal offices at 11335 Apple Drive, Nunica, Michigan 49448 (“Victory” or the “Company”), and E-Cig Acquisition Company LLC having its principal offices at 2802 Flintrock Trace Rd., Suite 233, Austin, Texas 78738 (“E-Cig” and collectively with Victory, the “Parties” and each a “Party”).

WHEREAS, Victory is a leading developer, marketer, and supplier of electronic cigarettes (the “Products”) with leading technology, brand and customer development and sales solution programs; and

WHEREAS, Victory and E-Cig recognize that E-Cig has unique abilities in the sales, customer relationships, and distribution of consumer goods in the territories and accounts listed in Exhibit A (the “Retailers”); and

WHEREAS, Victory considers these services to be extremely beneficial to the Company and in order to increase sales of its Products, Victory has determined that it is in its best interests to engage E-Cig as an independent contractor; and

WHEREAS, Victory and E-Cig desire to enter into a relationship whereby E-Cig will sell and/or introduce Victory to various business entities with the intention of securing contractual agreements with said entities of the portfolio, and with the expectation of E-Cig receiving a commission based on business generated from the contractual agreements entered into as a result of E-Cig’s efforts, as more specifically provided in this Agreement.

NOW, THEREFORE, in consideration of these premises and of the mutual promises and covenants contained herein, Victory and E-Cig agree (the receipt and sufficiency of which are hereby acknowledged) to the following:

1. E-Cig’s Rights.   Victory hereby appoints E-Cig to act as Victory’s exclusive authorized agent in the agreed-upon territories and accounts (see Exhibit A) for all the Victory brands and products under the name “Victory Electronic Cigarettes Corporation.”  As Victory’s agent, E-Cig is granted exclusive rights to prospect such territories and accounts.  If no contractual arrangement has been completed or commenced within 240 days with a Retailer, Victory reserves the right to prospect that Retailer in a different manner.  E-Cig may propose to add other territories or accounts as opportunities progress by giving Victory notice in writing of such additional territories or accounts, and the Parties shall mutually agree which territories and/or accounts shall be added to Exhibit A.

2.      Duties of E-Cig.  E-Cig shall have the following duties:

(a) E-Cig shall use its commercially best efforts to effectuate sales of Victory’s Products, exclusively (including any affiliate of E-Cig) supporting Victory in the electronic cigarette category, including without limitation calling and offering Victory’s brands to the Retailers with the support of Victory (if requested).

(b) Provide input in all aspects of the marketing mix (i.e. product, pricing, and promotion).

(c) Comply with all the laws and legal requirements with respect to its marketing of Victory’s products, provided that E-Cig shall in no way be responsible for compliance with laws and legal requirements related to Victory’s products, which shall be the sole responsibility of Victory.

(d)  In no event shall E-Cig have any liability to Victory for any punitive, consequential, incidental or indirect damages as a result of, arising out of, or related to the Agreement, even if it has been advised of the possibility of such damages, except for gross negligence or intentional misconduct on the part of E-Cig. All damage claims shall be limited to actual damages incurred or to be incurred. The liability of E-Cig hereunder shall in all cases be limited to the amount of cash commissions and incentives, as outline in Exhibit A, received by E-Cig pursuant to the Agreement.

3. Duties of Victory.  Victory shall have the following duties:

(a)  Victory will ship to Retailers only products that are suitable for shipping.

(b)  Victory will support all of E-Cig’s sales efforts related to Victory’s products with Company representation for products and Company knowledge and insight and support for sales efforts as requested by E-Cig.

(b) Victory agrees to provide full access to all Company marketing, sales, reference, and collateral materials to enable support for and customization by E-Cig for use in commercializing the portfolio in granted territories/customers.

(c) Victory shall comply with all laws and legal requirements with respect to its products, and shall comply with all intellectual property rights related to the products, and shall indemnify E-Cig for any loss resulting from any non-compliance, third party claims related to the products, and Victory’s negligence, willful misconduct or breach of its obligations hereunder or to the accounts listed on Exhibit A.

4.  Victory’s Covenants And Warranties.

(a) Victory will replace, at its own expense, all Products that are delivered to Retailers in an unsalable condition, provided Retailers notify Victory of such condition within thirty (30) days of receiving product.  Victory will replace, at its expense, any Product subject to a recall order by any governmental agency.  Disposition of any unsalable, defective, spoiled or recalled Products will be at the expense of Victory.

(b) Victory will comply with all applicable federal, state and local laws.  Victory warrants and represents that all Products delivered to the retailers shall, upon delivery, be merchantable products of good quality produced in accordance with the Victory’s specifications and free of defects.

5. Compensation. E-Cig’s compensation (“Commission” or “Commissions”) shall be as set forth in Exhibit A, which shall be the only compensation due E-Cig by Victory for the E-Cig services.

 (a) Victory shall calculate the Commissions beginning with the date of payment of first order and ending when the customer is no longer doing business with Victory.  E-Cig shall be compensated on all revenue received by Victory from the Retailer, less deductions for taxes, duties, charge-backs, returns, advertising coop and promotional allowances, slotting fees, damages and freight charges (“Billed Revenue”). Upon reasonable request, E-Cig shall have the right, once in each calendar year, to review or audit Victory’s billing records related to the calculation of E-Cig’s commissions in order to confirm Victory’s Commission calculations. If any review or audit discloses that Victory owes commissions to E-Cig in an amount that is five percent (5%) or more than the amount of the commission that was paid, then Victory shall promptly reimburse E-Cig for its reasonable costs related to the review or audit. For each month, Victory will submit a report for sales of products by customer for all customers listed on Exhibit A that specifies the prior month’s sales, net sales collected for each customer and credits issued by accounts in a form reasonably acceptable to E-Cig.

 (b) In certain instances, E-Cig may choose to work in conjunction with another party (“Sub-E-Cig”) on a specific opportunity. In those cases, E-Cig may share its commission with Sub-E-Cig and request that Victory pay Sub-E-Cig its share of the commission earned directly.

(c)  All Commissions due to E-Cig for each month shall be calculated and paid by wire to E-Cig unless otherwise mutually agreed. Commissions shall be paid by Victory to E-Cig on or before the fifteenth (15th) day of the month following the month in which Victory receives payment for the sale of the products. In the event of non-renewal or termination of the Agreement, Victory shall, immediately prior to non-renewal or termination, pay E-Cig all outstanding commissions due and all such payment shall be non-refundable.

(d)  Except as set forth above, E-Cigs’s right to compensation will continue and will survive termination of this agreement as set forth in section 7 below.

(e)  In addition to commission on sales, Victory will provide the following additional incentives for E-Cig:

(i)
Sign on incentive of five-year warrants to acquire 6,975,000 shares of common stock to be issued at signing with an exercise price per share equal to the closing market price on the date of issuance, which warrants may be cashless exercised.

(ii)
Five year warrants to acquire shares of common stock with a value equivalent to the value of 530,000 shares of common stock on the date of issuance for every $10,000,000 in Billed Revenue realized in the above accounts/territories (or additional accounts as defined in Section 1) up to a maximum of 5,300,000 shares over the life of the Agreement.  Such warrants will be issued within forty-five (45) days after the end of each fiscal quarter and the exercise price of such warrants will be equal to the per share closing market price on the date of issuance, which warrants may be cashless exercised.

(iii)
In addition to commissions on sales and equity incentives, the following payments will apply: (1) in the event E-Cig facilitates a merger or acquisition  and Victory closes one or more of such transactions with a party introduced by E-Cig, Victory shall pay E-Cig a fee equal to five percent (5%) of the total purchase price paid when and as received (including pursuant to escrow, hold-back, earn-out and similar provisions) in the same form of consideration used in such transaction, or at Victory’s option, in cash; (2) in the event E-Cig facilitates a strategic partnership, joint venture, licensing or similar transaction and Victory closes one or more of such transactions with a party introduced by E-Cig and the revenue derived from such transaction can be separately calculated by Victory, Victory shall pay E-Cig a fee equal to five percent (5%) of the total net revenue produced from such relationship and any amendment or extension thereof (including without limitation any upfront fees, license payments, royalty payments and other revenues and payments however designated), payable in cash at the time of receipt by Victory; and (3) in the event E-Cig facilitates some other type of transaction or arrangement between Victory and a third party, the Parties will mutually agree on a reasonable free to be paid to E-Cig at such time.

(iv)
In addition to commissions on sales and equity incentives, Victory shall pay to E-Cig a development fee of ($200,000) two hundred thousand dollars to be paid in two equal installments.  The first payment made will be made at closing and the second payment made within 30 days of closing.

6. Terms of Sale.  Terms of Sale will be as outlined in each individual agreement between Victory and each Retailer.

7. Duration of Agreement.

(a)  Term.  The term of this Agreement shall be for three (3) years and shall begin from the Effective Date. Thereafter, the Agreement will be automatically renewed for successive one (1) year periods upon reaching previous year Billed Revenue of $10,000,000 in the respective territories or accounts. The Agreement may also be renewed or extended upon written agreement of the Parties at any time.

(b)  Termination.  Either Party may terminate this Agreement, provided such party provides 120-day notice. This Agreement shall also terminate prior to the end of any term or renewal period upon any of the following conditions:

i.  Immediately upon determination by any governmental authority with jurisdiction over the Parties that this Agreement is contrary to existing laws, rules or regulations;

ii.  Upon written notice by Victory if E-Cig materially breaches this Agreement; provided E-Cig has not cured such breach within twenty (20) days after receiving such notice;

iii.  Upon written notice by E-Cig if Victory materially breaches this Agreement; provided Victory has not cured such breach within twenty (20) days after receiving such notice; or

iv.  Immediately upon the mutual consent of the Parties.

(c)  Change of control.  In the event of change of control of Victory, this Agreement, and all Victory’s obligations to E-Cig, shall transfer to the new entity replacing Victory, unless such obligations are modified by mutual consent of the Parties.  If such a new entity wishes to terminate the Agreement, it will be required, upon termination to either (a) compensate E-Cig at prevailing commission and equity incentive rates for a period of at least 12 (twelve) months on established contracts as well as contracts that are pending (likely to close within 90 days), or (b) develop a new Agreement with E-Cig on mutually acceptable terms.

(d)  Victory’s obligations to pay E-Cig as per this Agreement (including without limitation the equity compensation component set forth above) for (i) for existing contracts with customers, (ii) contracts that are pending (likely to close within 90 days), and (iii) contract entered into with existing Retailers prior to non-renewal or termination within one year after non-renewal or termination shall survive the non-renewal or termination of this Agreement, unless such obligations are modified by mutual consent of the Parties, and will continue for a period of one (1) year after the date of non-renewal or termination for contracts described under clauses (i), (ii) and (iii) above, in each case at the established commission rates.

8. Expenses. All expenses and disbursements, including, but not limited to those for travel, entertainment, office, clerical, and general expenses that may be incurred by either Party in connection with the Services provided pursuant to this Agreement, shall be borne by the Party incurring those expenses and disbursements, unless otherwise agreed in advance in writing by the Parties.

9. Samples. The Company shall provide samples to E-Cig as marketing materials upon request.

10. Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns.  Neither Party may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other Party (other than by merger).

11. Independence.  Victory recognizes that E-Cig is free to manage its business as it deems best and that E-Cig has the right to determine the effort and resources E-Cig will exert to develop and promote the sale of Victory’s products handled by E-Cig, it being recognized that E-Cig will consult with Victory to uphold retail chain account pricing and promotional programs.

12. Independent Contractors.  The Parties to this Agreement are independent contractors. Neither party is a legal representative of the other party. Nothing in this Agreement shall be deemed to create a partnership, joint venture or any other relationship other than a business-to-business service provider relationship. E-Cig will report as income to the appropriate government agencies all compensation received pursuant to this Agreement and will pay all applicable taxes.

13. Indemnification.

(a) Each party will indemnify, defend and hold harmless the other party and its members, managers, officers, directors, employees, representatives, affiliates, subcontractors and agents (collectively, “Related Parties”) from and against any and all liabilities, damages, obligations, losses, costs and expenses, including without limitation reasonable attorneys’ and other legal fees (“Liabilities”), and will defend the indemnified persons against any and all claims, actions, suits, proceedings and hearings, arising out of or resulting from:  (1) the indemnifying party’s breach of any of its representations, warranties and covenants set forth in this Agreement; (2) the indemnifying party’s material default in the performance of any of its obligations under this Agreement; and (3) any negligence or willful misconduct on the part of the indemnifying party or its agents in connection with the Products or related to this Agreement.  In addition, Victory agrees to be solely responsible for, and shall defend, indemnify and hold E-Cig and its Related Parties harmless from and against, any third party (including without limitation governmental agencies) claims, suits, damages, liabilities, judgments, costs or expenses resulting from any defects in the products or harm caused to consumers by the products, intellectual property rights related to the products, E-Cig’s activities related to Strategic Transactions, as defined in Exhibit A (other than with respect to E-Cig’s gross negligence, willful misconduct or breach by E-Cig of any of its obligations hereunder), and Victory’s gross negligence, willful misconduct or breach of its obligations hereunder or to the accounts listed on Exhibit A. E-Cig will give the Company cooperation and any and all available information and assistance in the defense of a claim or suit, to the extent it is able without incurring additional cost.

(b) With respect to any claim for which one party seeks indemnification from the other party (an “Alleged Indemnifying Party”) under this Section 13, the party seeking indemnification (the “Alleged Indemnified Party”) will: (1) advise the Alleged Indemnifying Party of such claim, in writing, within 15 days after the Alleged Indemnified Party has received notice of such claim, or within such other period of time so as not to materially prejudice the rights and obligations of the Alleged Indemnifying Party under this Section 8, whichever period is shorter; and (2) provide all reasonable cooperation and assistance requested by the Alleged Indemnifying Party and its representatives in the investigation and defense of any such claim for which indemnification is sought.  Neither party will settle compromise or consent to the entry of any judgment with respect to any claim that is the subject of indemnification without the other party’s prior written consent, which consent will not be withheld, delayed or conditioned unreasonably.  In any matter that is the subject of indemnification under this Agreement, the Alleged Indemnified Party may participate in the defense of such claim at its own expense.

14. Insurance. Victory, during the term of this Agreement, will at its sole cost and expense obtain and keep in force a policy of commercial general liability insurance related to its manufacture and sale of the Products under this Agreement in amounts equal to at least $1,000,000 in the aggregate, including product liability coverage.  Upon request of E-Cig at any time, and at reasonable intervals, Victory will furnish a certificate of insurance, in form reasonably acceptable to E-Cig, evidencing such insurance, naming E-Cig as an additional insured, and providing for at least 30 days’ prior written notice to E-Cig of any cancellation, termination or change of such insurance coverage.

15. Confidentiality. Each Party shall treat the other Party’s business or proprietary information as confidential, including the terms of this Agreement. The parties have executed Victory’s standard Non-Disclosure, Non-Circumvention, Non-Disparagement and Confidentiality Agreement, which is attached hereto and incorporated herein, and agree to be bound by its terms.

16. Export Controls. E-Cig acknowledges and understands that certain items or information exchanged with prospective customers hereunder may be subject to export controls and restrictions (including, but not limited to the Export Administration Regulations (EAR), the Export Administration Act (EAA), and the sanctions laws administered by the Office of Foreign Assets Control).

17. Publicity.  Other than as required by law, no public release or announcement concerning this Agreement shall be made by either Party without advance written approval from the other Party.

18. Applicable Law.  This Agreement shall be construed in accordance with the laws of the State of Michigan, without giving effect to the principles of conflicts of law thereof.

19. Notices.  Notices to each party shall be sent via U.S. First Class Mail to the address specified below, or to such other address as either such party shall hereafter specify in writing to the other.

For E-Cig:
Name:	Darren Stanwood c/o Fields Texas Limited LLC
Address:	2802 Flintrock Trace Rd., Suite 233, Austin, Texas 78738
Telephone Number:	978 423-1874
Email:	Darren@fieldstx.com

For Victory:
Name:	Brent Willis c/o Victory Electronic Cigarettes Corporation
Address:	11335 Apple Drive, Nunica, Michigan 49448
Telephone Number:	813 468-8048
Email:	Brent@Victoryecigs.com

20. Severability.  Should any provision hereof be deemed illegal or unenforceable, the remaining provisions shall remain in full force and effect.

21. Attorneys’ Fees.  In the event that legal proceedings are instituted to enforce or to interpret any provisions of this Agreement, each party in such proceedings shall be required to pay for their own defense.

22. Entire Agreement. This Agreement and the Exhibits hereto set forth the entire understanding of the Parties with respect to the subject matter hereof and supersede any and all prior agreements, arrangements or understandings relating to the subject matter hereof between Victory and E-Cig. This Agreement shall not be amended in any regard except upon written agreement dated subsequent to this Agreement and signed by both Parties.

23. Arbitration. All claims, disputes or disagreements which may arise out of the interpretation, performance or breach of this Agreement, or which in any way relate this Agreement, whether brought during or after expiration of the term, shall be submitted exclusively to binding arbitration in New York, NY with either JAMS or the American Arbitration Association, and before a single independent arbitrator regardless of the issue or amount in dispute provided that such single independent arbitrator has the expertise and experience to preside over the issue(s) in dispute, each party to bear its own expenses, attorney fees, and administrative charges. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

IN WITNESS WHEREOF the parties have executed this Agreement by their duly authorized agents to be made effective as of the last date entered below.

Signed for and on behalf of:		Signed for and on behalf of:

VICTORY ELECTRONIC CIGARRETTES CORPORATION		E-CIG ACQUISITION COMPANY LLC

By:	/s/ Brent Willis	By:	/s/ Darren Stanwood
Print Name:	Brent Willis	Print Name:	Darren Stanwood
Title:	Chairman and CEO	Title:	Managing Member

Date:		Date:

Exhibit A